Exhibit 23.3
William Timmins

3394 William Avenue
North Vancouver, British Columbia
Canada, V7K 2Z6

CONSENT OF AUTHOR

To: United States Securities and Exchange Commission

I, William G. Timmins, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Geological Report on Thistle Property” dated February, 2006 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2 registration statement, or an Annual Information Form of Loma Verde Inc.

I hereby consent to the inclusion of my name as an expert in Loma Verde Inc. Form SB -2 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2 registration statement, other offering documents, or an Annual Information Form of Loma Verde Inc.

Dated: April 27, 2006

[Seal of Stamp of Qualified Person]

WILLIAM TIMMINS
William G. Timmins